EXHIBIT 99.1

Halozyme Contact David A. Ramsay Chief Financial Officer (858) 794-8889 dramsay@halozyme.com	Investor Relations Contacts Don Markley / Zachary Bryant Lippert/Heilshorn & Associates (310) 691-7100 dmarkley@lhai.com

Media Contacts Kathy Sweeney / Joleen Schultz Mentus (858) 455-5500, x230/x215 kwitz@mentus.com jschultz@mentus.com
HALOZYME THERAPEUTICS ANNOUNCES NEW CHAIRMAN
—Move Continues Corporate Governance Initiatives —
SAN DIEGO, DECEMBER 21, 2005 — Halozyme Therapeutics, Inc. (AMEX: HTI), a biopharmaceutical company focused on the development and commercialization of recombinant human enzymes, today announced that Kenneth J. Kelley, a member of Halozyme’s Board of Directors since May 2004, has been named Chairman of the Board. Mr. Kelley succeeds Jonathan E. Lim, MD, Halozyme’s President and CEO, who remains a Director on the Board.
“We are fortunate to have Ken Kelley on our Board as his integrity, experience, and dedication have been invaluable,” said Dr. Lim. “We are pleased that he has accepted his new role as Chairman as we evolve our corporate governance and Board of Directors to support the company’s future growth and prospects. I will be able to leverage Ken and the full Board in the coming year as we further expand our commercial business and R&D pipeline of products.”
“I am delighted to serve as Halozyme’s new Chairman, and want to thank Dr. Lim for his leadership of the Board over the past two years and his many contributions to the company’s success,” said Mr. Kelley. “Under his leadership, Halozyme moved from a start-up organization to a commercial biopharmaceutical company, gained FDA approval of two products and launched the first one globally, expanded its pipeline with additional proprietary products, and recruited a talented executive team. I look forward to assisting Jonathan in continuing to build Halozyme into a successful company.”
Mr. Kelley brings more than 20 years of entrepreneurial, venture capital, operational and technical biotechnology experience to Halozyme. Previously, he was a General Partner at Latterell Venture Partners, where he made investments in early stage biotechnology and medical device startups. Mr. Kelley founded and led IntraBiotics Pharmaceuticals, serving as Founder,

CEO, Director and Chairman. Earlier, he was an Associate at Institutional Venture Partners (IVP), where he participated in the financing of 20 biotech and medical companies resulting in 15 initial public offerings. Prior to IVP, Mr. Kelley was a consultant at McKinsey & Company and a scientist at Integrated Genetics (acquired by Genzyme). He has an MBA from Stanford University and a BA in biochemical sciences from Harvard University.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company dedicated to developing and commercializing recombinant human enzymes for the infertility, ophthalmology, and oncology communities. The company’s portfolio of products under development is based on intellectual property covering the family of human enzymes known as hyaluronidases. Halozyme’s recombinant human enzymes may replace current animal slaughterhouse-derived enzymes that carry potential risks of animal pathogen transmission and immunogenicity. The versatility of the first enzyme, rHuPH20, enables Halozyme to develop the product as a medical device, drug enhancement agent, and therapeutic biologic.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company’s products under development, product development plans, regulatory strategy, regulatory filing dates and clinical trials) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-KSB, 10-QSB and other filings with the Securities and Exchange Commission.
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